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                                                                      EXHIBIT 11

                       BORG WARNER SECURITY CORPORATION
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 Years Ended December 31, 1992, 1993, and 1994



Shares used in computation of per share earnings
 (Thousands)
                                                        1992     1993     1994
                                                       ------   ------   ------
Average common shares outstanding                      18,847   22,272   22,893
Common stock equivalents                                  800      586      277
                                                       ------   ------   ------
Shares used for computation of per share earnings      19,647   22,858   23,170
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